Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Newmark 401(k) Plan of our reports (a) dated February 29, 2024, with respect to the consolidated financial statements of Newmark Group, Inc., and the effectiveness of internal control over financial reporting of Newmark Group, Inc., included in its Annual Report (Form 10-K), and (b) dated June 27, 2024, with respect to the financial statements and schedule of the Newmark 401(k) Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 8, 2024